Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 7, 2016, is entered into by and among Global Indemnity Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Successor Company”), Global Indemnity plc, an Irish public limited company (the “Predecessor Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Predecessor Company and the Trustee have heretofore executed and delivered that certain Indenture dated as of August 12, 2015 (the “Indenture”);

WHEREAS, pursuant to the Indenture, the Predecessor Company issued $100,000,000 aggregate principal amount of 7.75% Subordinated Notes due 2045 (the “Notes”), the terms of which were established pursuant to that certain Officers’ Certificate dated as of August 12, 2015;

WHEREAS, on July 15, 2016, the Predecessor Company and the Successor Company entered into that certain Scheme of Arrangement, pursuant to which the Successor Company will become a direct, wholly-owned subsidiary of the Predecessor Company (the “Scheme of Arrangement”);

WHEREAS, Section 8.01 of the Indenture provides, among other things, that the Predecessor Company shall not consolidate with or merge with or into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person unless (i) such person is an entity organized and existing under the laws of the United States of America, the United Kingdom, Ireland, the Cayman Islands, Bermuda or any country that is a member of the Organisation for Economic Co-operation and Development or the European Union and (ii) such person expressly assumes all of the obligations of the Predecessor Company under the Indenture by supplemental indenture;

WHEREAS, on the date the Scheme of Arrangement becomes effective, a portion of the shares of United America Indemnity, Ltd. will be transferred from the Predecessor Company to the Successor Company in exchange for the Successor Company assuming the liabilities of the Predecessor Company (the “Initial Distribution”);

WHEREAS, following the Initial Distribution, the remaining shares of United America Indemnity, Ltd. will be transferred from the Predecessor Company to the Successor Company on the date the Scheme of Arrangement becomes effective (together with the “Initial Distribution,” the “Distribution”);

WHEREAS, the Distribution will constitute a transfer of all or substantially all of the properties and assets of the Predecessor Company and a transfer of the properties and assets of the Predecessor Company substantially as an entirety;

WHEREAS, pursuant to Sections 8.01(b) and 9.03 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, each of the Predecessor Company and the Successor Company have been authorized by resolutions of their respective Boards of Directors to enter into this Supplemental Indenture; and

WHEREAS, the Supplemental Indenture will not result in a material modification of the Notes for the purposes of the Foreign Account Tax Compliance Act.

WITNESSETH

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

ASSUMPTION BY SUCCESSOR COMPANY

Section 2.01 The Successor Company represents and warrants to the Trustee as follows:

(a) The Successor Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) The execution, delivery and performance of this Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

Section 2.02 In accordance with Section 8.01 of the Indenture, the Successor Company hereby expressly assumes the performance of the obligations of the Predecessor Company under the Indenture and the Notes. Pursuant to Section 8.01(b) of the Indenture, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture, the Securities and the Notes with the same effect as if the Successor Company had been named as “the Company” in the Indenture, the Securities and the Notes; and thereafter the Predecessor Company shall be discharged from all obligations and covenants under the Indenture, the Securities and the Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 This Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this Supplemental Indenture shall be deemed to have become operative, immediately upon the consummation of the Distribution.

Section 3.02 This Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.

Section 3.03 THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.04 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplement Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.05 The Article headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company.

Section 3.07 If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GLOBAL INDEMNITY LIMITED

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Executive Vice President and Chief
Financial Officer

GLOBAL INDEMNITY PLC

By:	/s/ Thomas M. McGeehan
Name: Thomas M. McGeehan
Title: Executive Vice President and Chief
Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature Page – First Supplemental Indenture]